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                                   EXHIBIT 5.1

                Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
                    relating to the issuance of Common Stock
                     included in the Registration Statement
















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                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.






                                  March 7, 1997

Viragen, Inc.
2343 West 76th Street
Hialeah, Florida 33016

     RE: REGISTRATION STATEMENT ON FORM S-3; VIRAGEN, INC. (THE "COMPANY"), 1,659,683 SHARES OF COMMON STOCK

Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 1,659,683 shares of Common Stock, par value $.01 per share (the "Common Stock") to be sold by the Selling Security Holders designated in the Registration Statement. The shares of Common Stock to be sold consist of up to 1,445,090 shares of Common Stock issuable on conversion of the Company's Preferred Stock, Series C (the "Series C Preferred Stock") and up to 214,593 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants (the "Warrants") issued in conjunction with the Series C Preferred Stock.

     In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation (as Amended), By-Laws, instruments pertaining to the Series C Preferred Stock, the Private Securities Subscription Agreement dated November 27, 1996, the Warrants and related exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

     Based upon and in reliance of the foregoing, we are of the opinion that the common stock to be issued upon conversion of the Series C Preferred Stock and upon exercise of the Warrants, when issued in accordance with the terms of the Series C Preferred Stock and the Warrants, will be validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion in the Registration Statement of Form S-3 to be filed with the Commission.



                                        Very truly yours,



                                        ATLAS, PEARLMAN, TROP & BORKSON, P.A.